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                                                                    Exhibit 21


SUBSIDIARIES OF REGISTRANT



                  Subsidiary Name                      State of Incorporation
                  -------------------------------      -------------------------

(1)               National Enquirer, Inc.                        Florida

(2)               Weekly World News, Inc.                        Florida

(3)               Distribution Services, Inc.                    Delaware

(4)               SOM Publishing, Inc.                           Florida

(5)               NDSI, Inc.                                     Delaware

(6)               Star Editorial, Inc.                           Delaware

(7)               Country Weekly, Inc.                           Delaware

(8)               FrontLine Marketing, Inc.                      Delaware




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